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                     KEY TRONIC ANNOUNCES VERDICT IN LAWSUIT

         Spokane, WA, December 21, 2001. Key Tronic Corporation (KTCC) announced today that a jury in Seattle federal court rendered a verdict yesterday afternoon finding that Key Tronic misappropriated trade secrets and breached a confidentiality agreement with Plaintiffs Fernando Falcon, Federico Gilligan and their company, F&G Scrolling Mouse LLC. The jury awarded damages of $16.5 million. The jury also found that the misappropriation was not willful. The suit alleged that secret information owned by Falcon, Gilligan and F&G was improperly disclosed by Key Tronic to Microsoft Corporation, a former defendant in the suit, and thereafter used by Microsoft in the Microsoft IntelliMouse(R) products. Key Tronic intends to vigorously pursue post-trial motions seeking to overturn the verdict, and an appeal if necessary. Key Tronic is evaluating all options, including possible pursuit of a claim against Microsoft.

         As a result of the verdict, the Company expects that, as of December 29, 2001, it will be in default of certain financial covenants in its credit facility maintained with a lender to the Company. The Company expects to seek a waiver of the default from the lender.

         IntelliMouse(R) is a registered trademark of Microsoft Corporation.

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         Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as 'aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets' or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its intentions and plans with respect to the lawsuit, including the possible pursuit of a claim against Microsoft, and its expectation that it will seek to obtain a waiver of the default under its credit facility. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in the forward-looking statements, including the inherent uncertainties and risks of litigation that may cause the Company to review and alter its litigation strategy, the risk of potential adverse rulings in the litigation and the risk that the Company may be unable to obtain a waiver of the default under its credit facility.